EMPLOYMENT AGREEMENT

     AGREEMENT made this     day of August, 1996, between
UNIROYAL CHEMICAL COMPANY, INC., a New Jersey corporation with offices at Middlebury, Connecticut (the "Company"), and
           (the "Executive").

     WHEREAS, the Company is engaged in the extremely competitive business of developing, manufacturing and marketing crop protection chemicals, rubber chemicals, plastic and petroleum additives, elastomers and urethane prepolymers throughout the United States, Canada, Western Europe and certain other areas of the world; and

     WHEREAS, the Executive, as a result of training, expertise and personal application over the years, has acquired and will continue to acquire considerable and unique expertise and knowledge which are of considerable value to the Company in the conduct, management and operation of its business; and

     WHEREAS, by virtue of the Executive's considerable and unique expertise and knowledge, and of the position in which the Executive is employed and will be employed hereunder, the Company considers the Executive a key management employee; and

     WHEREAS, Uniroyal Chemical Corporation, a Delaware corporation ("UCC") and a parent of the Company, has been acquired (the "Acquisition") by Crompton & Knowles Corporation, a
Massachusetts corporation ("Crompton"); and

     WHEREAS, Crompton and the Executive (and certain other persons) have entered into a Supplemental Executive Retirement
Agreement, dated as of the date hereof (the "SERA"); and

     WHEREAS, the Company desires to terminate the employment contract pursuant to which the Executive is currently employed and in consideration therefor agrees and desires to employ the Executive on the terms and conditions set forth herein; and

     WHEREAS, the Executive acknowledges that the Executive is a key management employee and is willing to terminate the employment contract pursuant to which the Executive is currently employed and to waive any right or entitlement to any payments under such contract resulting from the Acquisition and is desirous and willing to continue employment on the terms and conditions expressed herein; and

     WHEREAS, the Company is willing to provide the Executive with certain benefits in the event of the termination of the Executive's employment with the Company, including in the event of a Change in Control (as hereinafter defined);

     NOW THEREFORE, in consideration of the continued employment of the Executive by the Company and the benefits to be derived by the Executive hereunder, and of the Executive's agreement to continue employment by the Company as provided herein, the parties mutually agree as follows:

     1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.

     2. Term. This Agreement shall be effective until the earlier to occur of (i) the second anniversary of the date hereof or (ii) the Executive's normal retirement date under the SERA or any successor retirement agreement ("Normal Retirement Date") ; provided, however, that beginning on the date one year after the date hereof, and on each annual anniversary of such date (each such date being referred to as a "Renewal Date"), the term hereof shall be automatically extended so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the Executive's Normal Retirement Date, unless at least six months prior to a Renewal Date the Company shall give notice that the term hereof shall not be so extended.

     3.     Position, Duties and Place of Performance.  The
Executive shall initially serve as                and shall have
such responsibilities, duties and authority as he may have as of the Closing Date (as hereinafter defined) or as may from time to time be assigned to the Executive by the Board of Directors of the Company (the "Board"). The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. In connection with the Executive's employment by the Company, the Executive shall be based at the principal executive offices of the Company in Middlebury, Connecticut, or at such other location within a forty (40) mile radius of Middlebury, Connecticut as may be determined by the Board, except for required travel on the Company's business to the extent consistent with the Company's practices.

     4.     Sign-on Incentive.  In consideration of  the
Executive's entering into this Agreement, the Company has paid to
the Executive in cash the sum of $                .

     5. Compensation and Related Matters. As compensation and consideration for the performance by the Executive of the Executive's duties, responsibilities and covenants pursuant to this Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below.

          (a) Salary. During the period of the Executive's employment hereunder, the Company shall pay to the Executive an
annual base salary at a rate of $           commencing on the
closing date of the Acquisition (the "Closing Date") or such higher rate as may from time to time be determined by the Board, such salary to be paid in substantially equal installments no less frequently than monthly. This salary may be increased from time to time by the Company in its sole discretion and, if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Company hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payment or other benefits from the Company, and no other compensation, benefit or payment hereunder or under any other compensation or benefit plan or agreement under which the Executive is entitled to receive payments or other benefits from the Company shall in any way limit or reduce the obligation of the Company to pay the Executive's salary hereunder.

          (b) Bonus. During the term of the Executive's employment hereunder:

               (i) the Executive shall be eligible to receive a cash bonus for the Company's fiscal year ending September 30, 1996, to be determined and paid by the Company in accordance with the Uniroyal Chemical Company, Inc. Management Incentive Plan ("MIP") as in effect on the date hereof, provided, however, that neither the costs associated with the consummation of the Acquisition nor any extraordinary write-off taken by the Company after the date of this Agreement shall be taken into account in determining whether any such bonus is due the Executive, and, if so, the amount thereof;

             (ii) the Executive shall be eligible to receive a cash bonus for the last three months of calendar year 1996 to be determined and paid based on the Company's actual results of operations for such three month period and on an extension and proration of the MIP for the Company's 1996 fiscal year; and

             (iii) commencing on January 1, 1997, the Executive shall participate in any annual bonus plan made generally available to executives of Crompton in positions comparable to that of Executive (the "Bonus Plans") on a basis no less favorable than similarly situated executives of Crompton.
Subject to this Agreement and to the rules and regulations governing the Bonus Plans which are communicated in writing to the Executive from time to time, the Executive agrees that the actual award of any cash bonus pursuant to a Bonus Plan, may pursuant to the terms of such plan, be subject to the achievement of certain financial goals by the Company and/or Crompton and/or certain personal performance goals established for the Executive with respect to any period for which a cash bonus may be paid pursuant to a Bonus Plan.

          (c) Long Term Incentive Plan. During the term of the Executive's employment hereunder, the Executive shall be entitled to participate in any long term incentive plan made generally available to executives of Crompton in positions comparable to that of Executive on a basis no less favorable than similarly situated executives of Crompton.

          (d) Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive in fulfilling the Executive's duties and responsibilities hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

          (e) Other Benefits.  The Executive shall be entitled to
(i) participate in all of the employee benefit plans and arrangements of the Company and enjoy all of the perquisites in effect on the date hereof in which the Executive participates, or
(ii) participate in plans, arrangements or perquisites providing the Executive with at least equivalent benefits to those referred to in clause (i) of this sentence (including without limitation each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and dental insurance plans, and disability plan), provided that the Company shall not make any changes in such plans, arrangements or perquisites that would adversely affect the Executive's rights or benefits thereunder; provided, however, that such a change may be made to a plan in which salaried employees of the Company participate, including termination of any such plan, arrangement or perquisite, if (x) it does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other salaried employee of the Company or cause the benefits of the Executive to be less favorable in the aggregate than those available to similarly situated executives of Crompton or (y) it is required by law or a technical change. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite made available by the Company in the future to its executive employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites. Nothing paid to the Executive under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to paragraph (a) of this Section 5. Any payments or benefits payable to the Executive under this Section 5 in respect of any year during which the Executive is employed by the Company for less than the entire such year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such year during which he is so employed.
          (f) Vacations. The Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company's vacation policy. The Executive shall also be entitled to all paid holidays and personal days given by the Company to its executive employees.

          6. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

         (a) Death. The Executive's employment hereunder shall terminate upon his death.

         (b) Disability. If, in the written opinion of a qualified physician selected by the Company, the Executive shall become unable to perform his duties hereunder due to physical or mental illness, and in connection therewith, the Executive has received and continues to receive benefit payments pursuant to the Company's Long-Term Disability Plan or any successor plan thereto, the Company may terminate the Executive's employment hereunder.

          (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon:

               (i) the willful and continuous neglect or refusal to perform the Executive's duties or responsibilities, or the willful taking of actions which materially impair the Executive's ability to perform his duties or responsibilities which continues after being brought to the attention of the Executive (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination (as defined in subsection (e) hereof) by the Executive for Good Reason (as defined in subsection (d) hereof)); or

              (ii) the willful act or failure to act by the Executive in misconduct which is materially and manifestly injurious to the Company and which is brought to the attention of the Executive in writing not more than thirty days from the date of its discovery by the Company or the Board (including (1) intentional theft or embezzlement from the Company or its divisions, affiliates, predecessors, successors, or direct or indirect parents or subsidiaries (the "Group"), (2) intentional provision of services in competition to the Group which would have been prohibited under Section 8 hereof had it occurred after the Termination Date and (3) intentional disclosure to a competitor of the Group of any confidential proprietary information of the Group which disclosure is prohibited by
Section 10 hereof; but, notwithstanding anything set forth in this paragraph (ii), not including (w) neglect of duties, (x) bad judgement or negligence, (y) any act or failure to act by the Executive believed in good faith to have been in or not opposed to the interests of the Group, or (z) any act or failure to act by the Executive in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification, reimbursement or payment of expenses under the By-laws of the Company or the laws of the State of New Jersey or the Directors' and Officers' liability insurance of the Company, if any, in each case in effect at the time of such act or failure to act).

          For purposes of this subsection (c), no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without (1) reasonable written notice to the Executive specifying in detail the specific reasons for the Company's intention to terminate for Cause, (2) an opportunity for the Executive, together with his counsel, to be heard before the Board, and (3) delivery to the Executive of a Notice of Termination, as defined in subsection (e) hereof, approved by the affirmative vote of not less than a majority of the entire membership of the Board finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clause (i) or
(ii) hereof, and specifying the particulars thereof in detail.

          (d) Convenience. The Company may terminate the Executive's employment hereunder at any time for Convenience. For purposes of this Agreement, a termination shall be deemed to be for "Convenience" if it is for any reason other than Death, Disability or Cause (which are provided for in subsections (a), (b) and (c) of this Section 6) or for no reason.

          (e) Good Reason.

              (i) The Executive may terminate his employment hereunder (A) for Good Reason or (B) otherwise upon written notice to the Company.

             (ii) For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances unless, in the case of clauses (A), (B), (C), (D) and (F) below, such circumstances are fully corrected prior to the Date of Termination (as defined in subsection (g) of this Section 6) specified in the Notice of Termination (as defined in subsection
(f) of this Section 6) given in respect thereof: (A) a diminution in the Executive's position, duties, responsibilities or authority (except during periods when the Executive is unable to perform all or substantially all of the Executive's duties and/or responsibilities on account of the Executive's illness (either physical or mental) or other incapacity), (B) a reduction in either the Executive's annual rate of base salary or level of participation in any bonus or incentive plan for which he is eligible under Section 5(b) hereof, (C) an elimination or reduction of the Executive's participation in any benefit plan generally available to employees at the Executive's level, unless the Company continues to offer the Executive benefits substantially similar to those made available by such plan; provided, however, that a change to a plan in which all salaried employees of the Company generally participate, including termination of any such plan, if it does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with the other salaried employees of the Company or is required by law or a technical change shall not be deemed to be Good Reason, (D) failure to provide facilities or services which are suitable as determined by the Board to the Executive's position and adequate for the performance of the Executive's duties and responsibilities, (E) failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company's obligations hereunder or failure by the Company to remain liable to the Executive hereunder after an assignment by the Company of this Agreement, in each case as contemplated by Section 11 hereof, (F) any purported termination by the Company of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (f) of this Section 6 (and for purposes of this Agreement no such purported termination shall be effective), or (G) a termination of employment by the Executive within the thirty day period commencing on the 270th day following the sale or other disposition to a person, entity or group (as defined in Rule 13d-5 ("Rule 13d-5") under the Securities Exchange Act of 1934, as amended) other than one or more members of the Group of the division or Subsidiary (as defined in subsection (h) of this Section 6) of the Company, as the case may be, by which the Executive is employed, provided, however, Good Reason shall not exist if (i) the Executive has accepted employment with the successor or acquiring entity and such successor or acquiring entity has assumed this Agreement, or
(ii) the Executive is offered a position with a member of the Group in a position of comparable prestige, responsibility and salary (and without relocation). The Executive's right to terminate employment pursuant to this subsection shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder; provided, however, that the Executive shall be deemed to have waived his rights pursuant to circumstances constituting Good Reason hereunder if he shall not have provided to the Company a Notice of Termination within ninety (90) days following his knowledge of the circumstances constituting Good Reason.

          (f) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than a termination pursuant to subsection (a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (g) "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to subsection (a) above, the date of his death, (ii) if the Executive's employment is terminated pursuant to subsection (b) above, thirty days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty day period), (iii) if the Executive's employment is terminated pursuant to subsection (c) or (e) above, the date specified in the Notice of Termination which, in the case of a termination for Cause shall not be less than fifteen days from the date such Notice of Termination is given, and in the case of a termination for Good Reason or a termination pursuant to subsection 6(e)(i)(B) hereof shall not be less than fifteen (15) nor more than thirty (30) days from the date such Notice of Termination is given), (iv) if the Executive's employment is terminated by the Company other than for Cause, thirty days from the date the Executive is notified of such termination, or (v) if the Executive terminates his employment and fails to provide written notice to the Company of such termination, the date of such termination; provided, however, that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this provision), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); and provided, further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the foregoing, if the dispute is resolved in favor of the Company, the Date of Termination shall not be deemed to have been extended for purposes of this Agreement. If the Date of Termination is extended by a notice of dispute, the rights of the parties upon a final determination shall be governed by the terms of this Agreement, regardless of whether the Agreement otherwise remains in effect on the date of such final determination. Notwithstanding the pendency of any such dispute, the Company will continue to pay to the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement or under any other compensation or benefit plan, agreement or arrangement under which the Executive is entitled to receive payments or other benefits from the Company, and shall not be offset against or reduce any other amounts due under this Agreement or under any other compensation or benefit plan, agreement or arrangement under which the Executive is entitled to receive payments or other benefits from the Company, and shall not be reduced by any compensation earned by the Executive as the result of employment by another employer.

          (h) "Subsidiary" of any Person shall mean (i) any corporation that is directly or indirectly through one or more intermediaries, controlled (as such term is defined under the Securities Act of 1933, as amended) by such Person, (ii) any corporation more than 50% of the voting capital stock of which is owned, directly or indirectly, by such Person or (iii) any other Person that is directly or indirectly controlled (as such term is defined under the Securities Act) by such Person or in which such Person holds, directly or indirectly, a majority voting or ownership interest.

          (i) "Person" shall mean any individual, group, corporation, partnership, joint venture, trust, joint stock company, unincorporated organization or government or political department or agency thereof or other entity of whatever nature.


     7.  Compensation Upon Termination, Death or During
Disability.

        (a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness the Executive shall continue to receive his full base salary at the rate then in effect for such period (offset by any payments to the Executive received pursuant to disability benefit plans maintained by the Company) until his employment is terminated pursuant to Section 6(b) hereof, and upon such termination, the Company shall within ten days following the Date of Termination, make a lump sum payment to the Executive in an amount equal to the sum of (A) the Executive's annual base salary rate in effect as of the date Notice of Termination is given and
(B) the average of the last three annual bonus payments awarded to the Executive under the Bonus Plans.

          (b) If the Executive's employment is terminated by his death, the Company shall within ten days following the date of the Executive's death and in accordance with Section 6(a) hereof,
(i) pay any amounts due to the Executive under Section 5 through the date of his death and (ii) pay to the Executive's legal representative a lump sum payment in an amount equal to the sum of (A) the Executive's annual base salary rate in effect as of the date of the Executive's death and (B) the average of the last three annual bonus payments awarded to the Executive under the Bonus Plans.

       (c) If the Executive's employment is terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination, including any expenses owed pursuant to Section 4(c) and amounts under any compensation plan or program of the Company, at the time such payments are due and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

          (d) If (A) the Company shall terminate the Executive's employment for Convenience (it being understood that a purported termination for disability pursuant to Section 6(b) hereof or for Cause which is disputed and finally determined not to have been proper shall be a termination by the Company for Convenience) or
(B) the Executive shall terminate his employment for Good Reason;
then

               (i) the Company shall pay the Executive his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination including any expenses owed pursuant to
Section 4(c) and amounts under any compensation plan or program of the Company, at the time such payments are due;

              (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an amount equal to the sum of (A) the product of (1) the sum of (a) the Executive's annual base salary rate, in effect as of the date Notice of Termination is given, (b) the average of the last three annual bonus payments under the Bonus Plans awarded to the Executive, and (c) the amount contributed or required to be contributed by the Company, with respect to the Executive, to any of the Company's qualified defined contribution plans for the twelve-month period ending on the Date of Termination multiplied by (2) (w) if the Executive terminates his employment for Good Reason or the Company terminates the Executive's employment other than for Cause, in either case within one year after the occurrence of a Change in Control, the number three or (x) in any other case, the number two, and (B) the present value, as determined by the Company's independent accountants or actuaries (to be reasonably acceptable to the Executive), of any additional pension the Executive would have accrued under the Company's defined benefit plan qualified under the Code (as defined in subsection (f) of this Section 7) if the Executive, following the Date of Termination, had remained employed by the Company for a period, and earned compensation during such period at the Executive's annual base salary rate in effect as of the date of Notice of Termination, or (y) three years, if the Executive terminates his employment for Good Reason or the Company terminates the Executive's employment other than for Cause, in either case within one year after the occurrence of a Change in Control or (z) two years in any other case. Any payment to be made pursuant to this Paragraph shall be made in a lump sum on or before the tenth day following the Date of Termination;

            (iii) the Company shall continue the participation of the Executive for a period of two years (except, if the Executive terminates his employment for Good Reason or the Company terminates the Executive's employment other than for Cause, in either case within one year after the occurrence of a Change in Control, such period shall be three years), in all medical, life and other employee "welfare" benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred;

             (iv) the Company shall pay to the Executive an amount equal to the product of (A) the amount of all legal fees and expenses incurred by the Executive as a result of such termination, including all such fees and expenses, if any, incurred in contesting, arbitrating or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code, to any payment or benefit provided hereunder multiplied by (B) (x) 100% if the Executive shall be successful in contesting or arbitrating or seeking to enforce such rights or benefits or (y) 50% if the Executive shall not be successful, provided that such claim has been brought in good faith by the Executive; and

           (v) if the Company shall fulfill its obligations to the Executive pursuant to this Section 7(d) plus any amounts payable pursuant to Section 7(f) hereof, his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination including any expenses owed pursuant to Section 4(c) and amounts under any compensation plan or program of the Company, at the time such payments are due and the Company shall, thereafter, have no further obligations to the Executive under this Agreement.

          (e) For purposes of this Agreement, a "Change in Control" shall mean (i) a change in control of Crompton, of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on January 1, 1988, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change in Control" shall be deemed to have occurred if: (x) a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of Crompton, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of Crompton's outstanding voting securities ordinarily having the right to vote for the election of directors of Crompton; (y) during any period of 24 consecutive months individuals who, at the beginning of such consecutive 24-month period, constitute the Board of Directors of Crompton (the "Crompton Board" generally and, as of the date of this Agreement, the "Incumbent Board") cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Crompton Board; provided that any person becoming a director of Crompton subsequent to the date hereof whose election, or nomination for election by Crompton's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Crompton, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (z) Crompton shall cease to be a publicly owned corporation having its outstanding Common Stock listed on the New York Stock Exchange or quoted in the NASDAQ National Market System; or (ii) the sale or other disposition to a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than Crompton, a direct or indirect wholly-owned Subsidiary of Crompton, or the trustee of any employee benefit plan of Crompton or the Company, of (x) a majority of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company or
(y) the division or subsidiary of the Company by which the Executive is employed.

          (f) If the Executive becomes entitled to any payment or benefit whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (or any person whose actions result in a Change in Control or any person affiliated with the Company or such person) in connection with any termination of the Executive's employment within one year following a Change in Control (all such payments being called the "Severance Payment") which is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay the Executive pursuant to the procedures set forth below an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payment and any federal and state and local income tax and Excise Tax upon such payment shall be equal to the Severance Payment.

          In the event of a Change in Control: (A) the Company shall in good faith determine the extent to which it believes any portion of the Severance Payment is subject to the Excise Tax and shall pay to the Executive on or prior to the thirtieth day following the Date of Termination an amount the Company believes to be the applicable Gross-Up Payment; (B) if, thereafter, there is an assertion by the Internal Revenue Service that any additional portion of the Severance Payment is subject to the Excise Tax, promptly upon notice of such assertion the Company shall determine the extent to which such assertion is contested and shall (x) pay to the Executive within thirty days of such determination the Gross-Up Payment appropriate with respect to amounts not contested, and (y) immediately assume and conduct, at its own expense, the contest of such assertion. In any case in which the Company shall contest an assertion, the Company shall, in good faith, consult with the Executive concerning the appropriate actions or positions to be taken in contesting such assertion, including whether any action to contest such assertion shall initially be by way of judicial or administrative proceedings, or both, and, if judicial action with respect to such assertion is undertaken, the court before which such action shall be commenced. Upon a finding that any additional Excise Tax must be paid, the Company shall, within thirty days of such determination, pay to the Executive the Gross-Up Payment (including any interest, penalties, and other expenses, related to contesting such assertion).

           (g) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

          (h) Notwithstanding any provision of this Agreement to the contrary, upon the termination of the Executive's employment by the Company prior to the date two years following the date hereof, other than such a termination which is preceded by a Change of Control of Crompton described in Section 7(e)(i) hereof, the agreement dated October 30, 1989, between the Company and the Executive pursuant to which the Executive was employed by the Company prior to the date of this Agreement (the "Prior Agreement") shall govern payments by the Company to the Executive in connection with such termination of the Executive's employment; provided, that the sign on incentive paid to the Executive pursuant to Section 4 hereof shall not be considered for purposes of determining the amount due the Executive under the Prior Agreement; and, provided further,that any amount due the Executive from the Company under the Prior Agreement shall be reduced by the sum of the sign on incentive paid to the Executive by the Company upon the execution of this Agreement pursuant to
Section 4 hereof less that portion of such sign on incentive paid with respect to the Company's 1986 LTI Plan.

          (i) The obligations of the Company to make payments and provide benefits under this Section 7 accruing prior to the termination of this Agreement shall survive such termination.

     8. Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive will be involved, on a high level, in the development, implementation and management of the Company's national and international business strategies and plans, including those which involve the Company's finances, research, marketing, planning, operations, industrial relations and acquisitions. By virtue of the Executive's unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive's talent and knowledge and information about the Company's business, strategies and plans can and would constitute a valuable competitive advantage over the Company. In view of the foregoing, the Executive covenants and agrees that, if the Executive's employment is terminated (i) for Cause, (ii) pursuant to an event constituting Good Reason or by the Company for Convenience, in either case within one year of the occurrence of a Change in Control; or (iii) in any other case, for a period of three years in the case of clauses (i) and (ii) of this sentence, and two years in the case of clause (iii) of this sentence, after the Date of Termination the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise) in any business entity engaged in competition with any business conducted by the Company on the Date of Termination in North America or in any business entity engaged in direct competition with the business division of the Company for which the Executive was employed on the Date of Termination in Europe; provided, that the Executive may be employed by a competitor of the Company so long as the Executive's duties and responsibilities do not relate directly or indirectly to the activities of the new employer which are competitive with the business segment of the Company in which the Executive was employed at any time prior to the Date of Termination.

      The covenant not to compete contained in this Section 8 shall survive the termination of this Agreement.

     If any court determines that the covenant not to compete contained in this Section 8, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, and, in its reduced form, such provision shall then be enforceable.

     9. Assignment of Inventions, Patents, Etc. The Executive agrees that all processes, technologies, designs and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by the Executive during the term of this Agreement shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive, either during the term of this Agreement or thereafter as required by the Company, shall further: (a) promptly disclose such Inventions to the Company;
(b) assign the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony or otherwise take action in support of the Executive's status as the inventor of such Inventions.

     It is the desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Section 9 and in Section 10 shall be enforceable to the fullest extent permitted by applicable law or public policy. If any such term, provision, covenant or remedy or the application thereof to any person or circumstance shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability to the fullest extent permitted by applicable law or public policy. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstance other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     10. Confidentiality. In addition to any obligation regarding inventions, patents, ideas or other intellectual property set forth in Section 9, the Executive acknowledges that the Company's trade secrets and confidential and proprietary information, including without limitation:

         (a)  unpublished information concerning the Company's:

               (i)    research activities and plans,

              (ii)    marketing or sales plans,

             (iii)    pricing or pricing strategies,

             (iv)     operational techniques, and

              (v)     strategic plans;

        (b) unpublished financial information, including information concerning revenues, profits and profit margins;

        (c)   internal confidential manuals; and

        (d) any "material inside information" as such phrase is used for purposes of the Securities Exchange Act of 1934, as amended;

all constitute valuable, special and unique information of the Company. In recognition of this fact, the Executive agrees that the Executive will not disclose any such trade secrets or confidential or proprietary information (except (i) information which becomes publicly available without violation of this Agreement, (ii) information of which the Executive did not know and should not have known was disclosed to the Executive in violation of any other person's confidentiality obligation, (iii) disclosure required in connection with any legal process and (iv) disclosure which the Executive reasonably and in good faith believes to be in or not opposed to the interests of the Company) to any person, firm, corporation, association or other entity, for any reason or purpose whatsoever, nor shall the Executive make use of any such information for the benefit of any person, firm, corporation or other entity except the Company and its subsidiaries or affiliates. The Executive's obligation to keep all of such information confidential shall be in effect during and for a period of three years after the Date of Termination; provided, however, that the Executive will keep confidential and will not disclose any trade secret or similar information protected under law as intangible property (subject to the same exceptions set forth in the parenthetical clause above) for so long as such protection under law is extended.

     11. Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with he terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     12.  Notice.   Notices, demands and all other communications
provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered, if delivered personally, or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, and when received if delivered otherwise, addressed as follows:

     If to the Executive:



     If to the Company:

     Uniroyal Chemical Company, Inc.
     Benson Road
     Middlebury, CT 06749

     Attention: John T. Ferguson II

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     13. General Provisions. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

     14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     16. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8, 9 or 10 of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The expenses of such arbitration shall be borne by the Company.
     17. Entire Agreement. This Agreement, together with the Basic Agreements, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreement, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative or any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     18. Limitation on Damages. In the event Executive purports to terminate this employment because of an alleged breach of this Agreement by the Company, the maximum damages to which executive will be entitled for a cause of action for such breach shall be the amounts specified in this Agreement, plus interest and costs awarded, if any.

     19. Injunctive Relief. The Executive agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining Executive from violating any provision of Sections 8, 9 and 10 of this Agreement.

     20. Consent to Jurisdiction and Forum. The Executive hereby expressly and irrevocably agrees that the Company may bring any action, whether at law or in equity, arising out of or based upon this agreement or the Executive's employment by the Company in the state of Connecticut or in any federal court therein. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of the laws of the State of Connecticut. In the event the Company commences any such action in the State of Connecticut or in any Federal court therein, the Company agrees to reimburse the Executive for the reasonable expenses incurred by the Executive in his appearance in such forum which are in addition to the expenses the Executive would have incurred by appearing in the forum of the Executive's residence, including but not limited to additional legal fees.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



                           UNIROYAL CHEMICAL COMPANY, INC.



                           By:_________________________
                           Name:
                           Title:


                              _________________________